Exhibit (a)(1)(i)

Persimmon Growth Partners Fund, L.P.
1777 Sentry Parkway West, Gwynedd Hall, Suite 102
Blue Bell, PA 19422
(877) 502-6840

Persimmon Growth Partners Fund, L.P. Offer to Repurchase
Up to twenty-five percent (25%) of its Units
at Net Asset Value

All requests to have Units repurchased must be RECEIVED by JD Clark & Company in proper form no later than
12:00 midnight Eastern Time on May 2, 2011,
unless the Offer to Repurchase is extended

April 1, 2011

Dear Investor:

This notice is to inform you about the offer by Persimmon Growth Partners Fund, L.P. (the “Fund”) to repurchase up to twenty-five percent (25%) of the outstanding shares of beneficial interest of the Fund (the “Units”) pursuant to tenders by investors in the Fund (each, a “Investor”; collectively, the “Investors”).  If you desire to tender all or a portion of your Units in the Fund, you must do so by 12:00 midnight Eastern Time on May 2, 2011, unless extended (the “Expiration Date”), upon the terms and conditions contained in the Offer to Repurchase and Letter of Transmittal, which as each may be amended or supplemented from time to time together constitute the “Repurchase Offer”.

The Repurchase Offer is intended to provide Investors with a source of liquidity for their Units, as Units are not redeemable daily for cash, nor are they traded on a stock exchange.  Investors can offer all or a portion of their Units for repurchase only during one of the Fund’s repurchase offers.  IF YOU ARE NOT INTERESTED IN SELLING ANY OF YOUR SHARES AT THIS TIME, YOU DO NOT HAVE TO DO ANYTHING AND CAN DISREGARD THIS NOTICE.  We will contact you prior to the next repurchase offer.

The repurchase price (the “Repurchase Price”) is an amount equal to the net asset value of the Units of the Fund as of the close of the regular trading session of the New York Stock Exchange on June 30, 2011 (the “Net Asset Value Determination Date”).  An Investor may expect to receive the Repurchase Price in cash, without interest, subject to terms and conditions in the Repurchase Offer.  Investors should realize that the value of the Units tendered in this Repurchase Offer likely will change between May 2, 2011 and June 30, 2011 (the date when the value of the Units tendered for repurchase will be determined).  Investors tendering their Units should also note that they will remain Investors in the Fund, with respect to their Units tendered and accepted for purchase by the Fund, through June 30, 2011.  Any tendering Investors who wish to obtain the estimated net asset value of their Units should contact Persimmon Capital Management, LP (the “Investment Manager”), at the number provided below, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m., Eastern Time.

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If you wish to sell all or a portion of your Units during this tender period, you can do so in one of the following ways:

1.
If your Units are held in your own name (please refer to your account statement), you can complete the attached Letter of Transmittal and return it to the Fund’s Administrator, JD Clark & Company, together with any required signature guarantees and any other documents required by the Letter of Transmittal, by the Expiration Date (12:00 midnight Eastern Time on May 2, 2011, unless extended).

2.
If your Units are held for you by a financial intermediary such as a broker, dealer, commercial bank, trust company, retirement plan trustee, or other nominee (each, a “Financial Intermediary”), you should contact your Financial Intermediary to tender such Units.  The Financial Intermediary may charge a transaction fee for processing your repurchase request.

The Fund’s board of directors (the “Board of Directors”) unanimously approved the Repurchase Offer.  However, none of the Fund, the Investment Manager, nor the Board of Directors makes any recommendation to any Investor as to whether to participate in the Repurchase Offer.  Investors are urged to evaluate carefully all information in the Offer to Repurchase and Letter of Transmittal, consult their own financial and tax advisors and make their own decision whether or not to tender Units for repurchase.  If you have any questions, contact your financial advisor or you may call Persimmon Capital Management, LP at (877) 502-6840.

Sincerely,

Persimmon Growth Partners Fund, L.P.

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